Exhibit 10.62

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of June 1, 2005 (this “Agreement”), is by and between HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation (formerly known as Borden Chemical, Inc. and referred to as the “Company”), and Mark S. Antonvich (the “Executive”).

WHEREAS, the Executive and Resolution Performance Products LLC, a Delaware limited liability company (“RPP”), previously had entered into that certain Employment Agreement, dated as of May 7, 2001 (including all amendments thereto, the “Prior Employment Agreement”), pursuant to which the Executive was employed by RPP.

WHEREAS, RPP, Resolution Specialty Materials Holdings LLC, Hexion LLC (formerly known as BHI Acquisition Corp. and referred to as “Hexion LLC”), BHI Merger Sub One, Inc., BHI Merger Sub Two Inc., and the Company are parties to that certain Transaction Agreement dated as of April 22, 2005 (the “Transaction Agreement”).

WHEREAS, the Company desires to provide for the continued services of the Executive effective upon and following the “Closing” (as such term is defined in the Transaction Agreement) of the transactions contemplated by the Transaction Agreement (the “Effective Time”), and provide the Executive with the compensation and other benefits provided in this Agreement.

WHEREAS, the Executive is willing to enter into this Agreement on the terms and conditions hereinafter set forth.

WHEREAS, the Executive’s employment with RPP will terminate concurrently with the Effective Time and this Agreement will supersede the Prior Employment Agreement in its entirety as of that time.

WHEREAS, this Agreement shall govern the employment relationship between the parties from and after the Effective Time and supersedes and negates all previous agreements made between the parties, whether written or oral, relating to the Executive’s employment with the Company.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Effective Time.

This Agreement is effective upon, and subject to the occurrence of, the Effective Time. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement effective upon the Effective Time. Except as provided in Section 10(i),    , this Agreement shall terminate on the third anniversary of the Effective Time (the “Termination Date”); provided, however, that on such anniversary date and on each subsequent two year anniversary of such anniversary date, the Termination Date shall be automatically extended for a period of two years, unless either party shall have given written notice to the other party not less than one hundred and eighty days prior to the Termination Date that the Termination Date shall not be so extended. The provision of such notice by either party shall not constitute a breach of this Agreement by that party and shall not entitle the Executive to the benefits described in Section 4(a).

Section 2. Terms of Employment.

(a) Position. During the term of the Executive’s employment (the “Employment Period”), the Executive shall serve as Executive Vice President and General Counsel of the Company, shall report to the Company’s Chief Executive Officer (the “CEO”) shall have such other positions with affiliates of the Company as the Company and Executive may mutually determine from time to time. The Executive shall have supervision and control over, and responsibility for, such legal management functions of the Company as from time to time may be prescribed by the CEO, so long as such powers and duties are reasonable and customary for such position of an enterprise comparable to the Company.

(b) Duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities in a faithful, effective, and efficient manner. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (1) serve on association, corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements and (3) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, at a rate equal to at least $325,000 per annum. Commencing on March 1, 2006 (the “First Date”), and on each subsequent anniversary date of the First Date as long as the Executive remains an employee of the Company (the First Date and each subsequent anniversary of the First Date being herein referred to as an “Adjustment Date”), the Annual Base Salary of the Executive shall be increased by such amount as the Board of Directors of the Company (the “Board”) in its discretion may determine appropriate. The result of such increase to the then current Annual Base Salary shall constitute the Executive’s Annual Base Salary commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Bonuses. During the Employment Period, the Executive will be entitled to participate in a bonus plan the Company will establish for each fiscal year beginning with fiscal year 2005 (the “Plan”). The Executive will be eligible to receive an annual bonus (the “Bonus”) pursuant to the Plan only if the Executive is employed on the date that the incentive payment is made by the company (subject to Section 4). All such Bonuses shall become payable on a date reasonably determined by the Board or Compensation Committee thereof, after the Board or Compensation Committee finally determines (i) that the Company has achieved the performance objectives established for the applicable fiscal year, and (ii) the amount of bonuses that shall be paid to each executive entitled to receive a bonus for such fiscal year. The Bonus shall be based on the Company’s achievement of certain operating and/or financial goals to be established by the Compensation Committee. The 2005 annual target bonus amount is equal to 50% of Executive’s then current Annual Base Salary. With respect to fiscal 2005, the Plan is expected to cover only the portion of the fiscal year that occurs on and after the Effective Time. The Executive shall be entitled to a prorated bonus payment under the RPP incentive plan with respect to the portion of fiscal year 2005 that occurs prior to the Effective Time.

(iii) Benefits. From the Effective Time through 12/31/05 it is agreed that the Executive shall continue to remain on the savings, retirement and health and welfare benefit plans of RPP, including receiving the 401(K) in lieu payments for the remainder of 2005. Beginning 1/1/06, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs, including without limitation the Company’s Executives’ Supplemental Pension Plan, applicable generally to other executives of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, pension, savings, life insurance, dental and disability plans and programs) to the extent applicable generally to other executives of the Company.

(iv) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company. Without limiting the generality of the preceding sentence, during the term of Executive’s employment but in no event after the third anniversary of the Effective Time, the Company shall pay or reimburse the Executive for (1) temporary furnished housing in Columbus, Ohio, and (2) up to three round-trip flights per month (coach class) for Executive to travel between Columbus, Ohio and Houston, Texas; subject, in each case, to the Executive providing any documentation that the Company may require from time to time in accordance with its expense reimbursement policies.

(v) Vacation and Holidays. During the Employment Period, the Executive shall be entitled to four weeks of paid vacation, to be taken in accordance with the policies of the Company.

(vi) Existing RSM and RPP Options. During the Employment Period, the Executive shall continue to be eligible to vest in any time-based or performance-based options that the Executive may have been granted by the Company, Resolution

Performance Products Inc. (RPP Inc.), and Resolutions Specialty Materials Inc. (“RSM”) (as such options may have been and may in the future be assumed and adjusted). Any termination of employment rules applicable to such options (including any obligation to exercise vested options) shall not be deemed triggered by the termination of the Executive’s employment with RPP and commencement of employment with the Company.

(d) Location. During the Employment Period, the Executive’s principal office shall be in the Company’s principal executive offices, currently located in Columbus, Ohio. While the parties agree that the Executive will maintain a regular presence in the Company’s principal executive offices (travel in the performance of his duties for the Company, vacation and sick leave excepted), the Company agrees that the Executive shall also maintain offices in Houston at Resolution Performance Products Inc. and will maintain his principal residence in Houston, Texas.

Section 3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 10(h) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means, with respect to the Executive, the Executive’s inability to perform the duties and obligations required by the Executive’s job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of long term disability coverage under the Borden Chemical, Inc. Total Family Protection Plan or any similar successor plan (the “Total Family Protection Plan”); provided, however, that if the Executive has not elected long term disability coverage under the Total Family Protection Plan, then “Disability” shall mean, with respect to the Executive, any medically determined physical or mental impairment (as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably)) that prevents the Executive from performing the duties and obligations required by the Executive’s job for more than 90 days during a period of 180 consecutive days.

(b) Cause. The Executive’s employment may be terminated at any time by the Company for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean an Executive’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, in any adverse publicity regarding the Executive or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, in any adverse publicity regarding the Executive or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company or (iii) material breach of this Agreement or any other written agreement entered into between the Executive and the

Company or any of its Affiliates relating to Executive’s employment by any of them (other than due to the disability of the Executive or other factors outside of the Executive’s control) after notice and a reasonable opportunity (not to exceed thirty (30) days after Executive’s receipt of such notice) to cure (if such breach can be cured). For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability. For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliate” of the Company means a Person (as defined below) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include any entity that would not otherwise be an Affiliate of the Company but for its ownership by Apollo Management V, L.P. or any of Apollo Management V, L.P.’s affiliated funds. For purposes of this Agreement, “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c) Good Reason. The Executive’s employment may be terminated at any time by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent: (a) the continued failure to pay compensation when due to the Executive for more than thirty (30) days; (b) a significant diminution in the responsibilities or authority of the Executive other than an insubstantial and inadvertent diminution that is remedied by the Company promptly after receipt of written notice thereof sent by the Executive; (c) a diminution in the rate of Annual Base Salary to be paid to the Executive; or (d) relocation of the Executive’s primary work place, as assigned to him by the Company, beyond a fifty (50) mile radius of the Executive’s current location and other than a relocation of such primary work place to Houston, Texas, or (e)material breach by the Company of this Agreement or any other written agreement entered into between the Executive and the Company or any of its Affiliates relating to Executive’s employment by any of them; provided, however, that none of the events described in the foregoing clauses (a), (b), (c) (d) or (e) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such events (if such breach can be cured) within (x) in the case of clause (a), fifteen (15) days, or (y) in the case of clauses (b), (c), (d)or (e), thirty (30) days, after the Company’s receipt of such written notice.

(d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with

Section 10(h). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be and (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 4. Obligations of the Company upon Termination.

(a) With Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, then the Company will provide the Executive with the following severance payments and/or benefits:

(i) The Company shall pay to the Executive in a lump sum (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Bonus earned for any year prior to the year in which the Date of Termination occurs to the extent that Executive is employed on the last day of the applicable performance period and any Bonus amount that the Board finally determines he is entitled to received was not paid to the Executive by the Company or its Affiliates prior to the Date of Termination, and (iii) amounts with respect to accrued and unused vacation through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”);

(ii) The Company will continue to pay the Executive Annual Base Salary until the earlier of (i) the second anniversary of the Date of Termination, and (ii) the date the Executive violates the terms of this Agreement;

(iii) After the Date of Termination, the Executive (and the Executive’s eligible family members) will be entitled to continue their participation in the Company’s medical and dental insurance plans at normal associate contribution rates during the period ending on the second anniversary of the Date of Termination; provided that the Company may, at its option, provide substantially similar coverage to Executive for all or any portion of such period (at the same cost to Executive) should the Company for any reason elect not to or not be able to cover the Executive (and his eligible family members) under the Company’s medical and dental insurance plans for employees. Executive’s COBRA coverage shall begin to run on the Date of Termination. The Company shall provide or reimburse the Executive for the costs of executive outplacement assistance occurred during the one-year period following the Date of Termination, provided that in no event shall the Company’s obligation to pay or reimburse such costs exceed $25,000.

Except in the case of a termination by reason of the Executive’s death or Disability, the Company’s obligations to make payments under this Section 4(a) will be conditioned on Executive executing and delivering a customary general release reasonably satisfactory to the parties.

(b) Death; Disability; Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by reason of the Executive’s death or Disability, by the Company for Cause or by the Executive without Good Reason, then the Company shall have no further payment obligations to the Executive other than for (i) payment of Accrued Obligations to the Executive or his legal representatives in the case of the death or, if applicable, the Disability of the Executive and (ii) the continuance of benefits under the Company’s welfare benefit plans to the Date of Termination and in the case of death or Disability, the continuance of death or Disability benefits thereafter in accordance with the terms of such plans and the Company’s perquisite policies as in effect as of such date.

(c) Other Benefit Plans. In the event of any termination of Executive’s employment covered by Section 4(a) or 4(b) above, the Company shall also satisfy all its obligations to the Executive under the terms and conditions of the Deferred Compensation Plan, 401(k) Plan, or other employee benefit plans and programs(other than severance benefit programs) in which the Executive participates (including, but not limited to, equity incentive plans) to the extent such obligations accrued and the Executive had a right to them prior to the termination of Executive’s employment.

Section 5. Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Non-Compete Period if and to the extent such Work Product results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6. Non-Solicitation; Non-Compete.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the date on which the Executive ceases to receive any payments from the Company or any of its Affiliates related to salary, bonus or severance, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

(b) The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, the Executive agrees that, during the period commencing at the Effective Time and ending on the date on which the Executive ceases to receive any payments related to salary, bonus or severance from the Company or any of its Affiliates (or in the case of a termination by the Company of the Executive’s employment for Cause or a termination by the Executive of his or her employment without Good Reason, in either case during the Employment Period, until the first anniversary of the date on which the Executive ceases to receive such payments) (the “Non-Compete Period”), the Executive shall not directly or indirectly (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any Competitive Business, (ii) enter the employ of, or render any services to, any person engaged in any Competitive Business, or (iii) acquire a financial interest in any Competitive Business. For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, the term “Competitive Business” shall mean a business that engages in the production, sale or distribution of similar products produced, sold or distributed by the Company or any of its Affiliates and which derives 50% or more of its gross revenues from such similar products. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(d) In the event (i) the Executive materially breaches the terms of this Agreement (including Section 5 or this Section 6 hereof), or materially breaches the terms of any other written agreement between the Executive and the Company or its subsidiaries relating to Executive’s employment by any of them or (ii) the Executive’s employment is terminated by the Company for Cause, then the Company and its subsidiaries (or their designee) shall have the right, but not the obligation, to repurchase all or any portion of the equity securities of the Company, Hexion LLC or any of their Affiliates then held by the Executive that were acquired by the Executive on or after the Effective Time (including any such equity securities received upon a distribution from any deferred compensation plan or any such equity securities issuable upon exercise of any options held by the Executive to the extent that such deferred compensation benefits accrue or such options are granted, as applicable, on or after the Effective Time and for purposes of clarity shall not include any of the notes, equity or options originally granted in RPP or RSM and converted to equity securities of the Company, Hexion LLC or any of their Affiliates) for the lesser of (i) Original Cost and (ii) Fair Market Value (as each such term is defined in the Amended and Restated Investor Rights Agreement dated as of the date hereof (the “Investor Rights Agreement”), between the Company, Hexion LLC and the Holders (as defined therein). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable equity securities. The closing date of the purchase pursuant to this Section 6(d) shall take place on a date designated by the Company or its subsidiaries (or their designee), as applicable, in accordance with the provisions of the Investor Rights Agreement. The Company, Hexion LLC or any Affiliate, as applicable, shall have the right to record the transfer of the equity securities in connection with such purchase on its books and records without the consent of the Executive.

Section 7. Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

Section 8. Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Section 5 or 6, any severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive’s obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 9. Executive’s Representations, Warranties and Covenants.

(a) The Executive hereby represents and warrants to the Company that:

(1) the Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Executive;

(2) the execution, delivery and performance of this Agreement by the Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject;

(3) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person;

(4) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a legal, valid and binding obligation of the Executive, enforceable in accordance with its terms;

(5) the Executive is a continuing employee of the Company or one of its Affiliates;

(6) the Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

Section 10. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Other Employment Documents; Entire Agreement. Concurrently with the execution of this Agreement, the Executive is executing the forms of Security and Invention, Ethics, Conflicts of Interest and Non-Compete Agreements provided by the Company (together, the “Other Employment Agreements”). This Agreement and the Other Employment Agreements, along with the Company’s Code of Business Ethics, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the offer letter dated April 7, 2005 from the Company to the Executive shall terminate at the Effective Time and be of no further force or effect on and after the Effective Time. The Executive acknowledges having received and read the Company’s Code of Business Ethics.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto (including, without limitation, Apollo Management V, L.P. and its Affiliates) shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such arbitration and enforcement regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered against the Executive.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company, to:

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-2108

Attention: Craig Morrison

                 President and CEO

with a copy (which shall not constitute notice) to:

Hexion LLC

c/o Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3288

Attention: Josh Harris

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Facsimile: (212) 326-2061

Attention: John J. Suydam, Esq.

If to the Executive, to the Executive’s address set forth on the signature page hereto.

(i) Survival of Representations, Warranties and Agreements. Not withstanding anything else contained herein to the contrary, the representations, warranties and agreements contained in Sections 5 through 9, and this Section 10, shall survive any termination of this Agreement and/or the Employment Period.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(m) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(n) Director’s and Officer’s Liability Insurance. The Company shall use all commercially reasonably efforts to obtain and maintain a director’s and officer’s liability insurance policy during the term of the Executive’s employment covering the Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to the Executive’s position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally. The obligations to provide insurance coverage set forth in this Section 10(n) are in addition to, and do not in any way limit, the obligations set forth in Section 3.11 of the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HEXION SPECIALTY CHEMICALS, INC.

By	/s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Mark S. Antonvich
Name: Mark S. Antonvich

Address:
1955 Vermont Street Houston, Texas 77019